EXHIBIT 5.1

ATTORNEYS AT LAW. 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com STEVEN M. PRZESMICKI (858) 550-6070 przes@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800

June 16, 2006

Monogram Biosciences, Inc.

345 Oyster Point Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Monogram Biosciences, Inc. (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale of 13,947,958 shares of the Company’s common stock with a par value of $0.001 per share issued and issuable to the selling stockholders (i) pursuant to a Stock Purchase Agreement, dated November 14, 2002, between ViroLogic, Inc. and Pfizer Ireland Pharmaceuticals (the “Shares”), and (ii) upon conversion of and payment of interest on that certain 3% Senior Secured Convertible Note in the principal amount of $25,000,000, issued on May 19, 2006 to Pfizer Inc., (the “Note”) pursuant to a Note Purchase Agreement between the Company and Pfizer Inc., dated May 5, 2006 (the “Conversion Shares”).

In connection with this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

(a)	The Shares have been validly issued, and are fully paid and nonassessable.

(b)	The Conversion Shares, when issued in accordance with the Note, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki